Exhibit 10.1

PROMISSORY NOTE

$45,000	January 26, 2012

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Kinetic Resources Corp., a Nevada corporation, (“Maker”) hereby promises to pay to the order of Crown Alliance Capital Limited (“Holder”) the sum of FORTY-FIVE THOUSAND DOLLARS ($45,000).  This Note shall bear interest at the rate of ten percent (10%) per annum.  All principal and interest due hereunder shall be paid on or before January 26, 2013.

Maker hereby waives presentment, dishonor, notice of dishonor and protest.  All parties hereto consent to, and Holder is expressly authorized to make, without notice, any and all renewals, extensions, modifications, or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note.  Any such action by Holder shall not discharge the liability of any party to this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law principles.  Maker shall also pay Holder any and all costs of collection incurred in connection with this Note, including court costs and reasonable attorney’s fees.

Kinetic Resources Corp.

By: /s/ Lorraine Fusco

Lorraine Fusco, President